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                                                                     EXHIBIT 4.4


                         COMMON STOCK PURCHASE AGREEMENT

         THIS COMMON STOCK PURCHASE AGREEMENT (the "Agreement") is made as of June 2 2000 by and among AFFINITY TECHNOLOGY GROUP, INC., a Delaware corporation (the "Company"), and REDMOND FUND, INC., a Nevada corporation (the "Purchaser").

                                    RECITALS

         WHEREAS, the Company desires to sell and Purchaser desires to purchase the number of shares of common stock of the Company (hereinafter referred to individually as a "Share" and collectively as the "Shares") with an aggregate purchase price of $500,000 (the "Purchase Amount") on the terms and conditions stated herein.

         WHEREAS, the Company desires to sell and the Purchaser desires to purchase additional blocks of shares of common stock of the Company ("Option Shares"), from time to time, at the election of the Company, with an aggregate purchase price of up to $3,750,000 (the "Aggregate Option Amount") on the terms and conditions stated herein.

         WHEREAS, in connection with the purchase of Shares and Option Shares, the Company has agreed to issue certain warrants (the "Warrants") to the Purchaser.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereby agree as follows:

                                   SECTION 1

                AUTHORIZATION AND SALE OF SHARES, INITIAL WARRANT

         1.1      Authorization. On or before the Closing (as defined in Section
2.1 below), the Company will authorize the sale and issuance of the number of Shares sold pursuant to Section 1.2 below.

         1.2 Sale of the Shares. Subject to the terms and conditions of this Agreement, at the Closing, Purchaser shall purchase from the Company, and the Company shall sell and issue to Purchaser, the number of shares of Common Stock obtained by dividing the Purchase Amount by the Purchase Price (as defined in Section 1.3 below).

         1.3 Purchase Price. The purchase price (the "Purchase Price") for the Shares shall be the lesser of (i) the current market price, calculated as the closing sale price for the common stock of the Company on the business day immediately prior to the Closing Date (as defined in Section 2.1 ) as reported on the Nasdaq SmallCap Market, or (ii) $1.25 per Share; provided that if such current market price per Share is less than $1.00, the Purchase Price shall be $1.00 per Share.

         1.4 Warrants to Purchase Common Stock. In connection with the purchase of the Shares in this Section 1, at Closing the Company shall issue to the Purchaser, as additional consideration for the purchase of the Shares, a warrant, substantially in the form of Exhibit A attached hereto (the "Initial Warrant"), to purchase the same number of shares of common stock of the Company as are issued and sold by the Company to the Purchaser pursuant to Section 1.2 above. The Initial Warrant shall be exercisable at a purchase price equal to 133% of the Purchase Price of the Shares; provided that such exercise shall take place, if at all, within two years from the Closing Date.


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                                   SECTION 2

                      CLOSING DATE, DELIVERY OF THE SHARES

         2.1 Closing Date. The closing of the purchase of the Shares by Purchaser shall be held at the offices of the Company at 1201 Main Street, 20th Floor, Suite 2080, Columbia, South Carolina (the "Closing") on June 5, 2000, (the "Closing Date") or at such other place or time upon which the Company and the Purchaser shall agree.

         2.2 Delivery. At Closing, the Company will deliver to Purchaser a certificate or certificates, registered in the Purchaser's name, representing the Shares to be issued to Purchaser at Closing. At the Closing, delivery of the certificates for the Shares will be made against delivery to the Company of the aggregate Purchase Price therefore by (i) certified check payable to the Company or (ii) wire transfer of immediately available funds according to the Company's instructions.

                                   SECTION 3

            AUTHORIZATION AND SALE OF OPTIONS SHARES, OPTION WARRANTS

         3.1      Authorization. On or before each Option Closing (as defined in
Section 4.1 below), Company will authorize the sale and issuance of the number of Option Shares sold pursuant to 3.2 below at such Option Closing.

         3.2 Sale of Option Shares. Purchaser shall purchase at each Option Closing, and Company shall sell and issue to Purchaser at each Option Closing, the number of shares of Common Stock obtained by dividing the Option Amount (as defined in Section 3.4 below) by the Option Purchase Price (as defined in
Section 3.3).

         3.3 Option Purchase Price. The purchase price (the "Option Purchase Price") for each Option Share shall be the lesser of (i) the current market price, calculated as the closing sale price for the common stock of the Company on the business day immediately prior to the Option Closing Date (as defined in Section 4.1) as reported on the Nasdaq SmallCap Market or other automated quotation system (if shares of such stock are not traded on the Nasdaq SmallCap Market at such time), or (ii) $1.50 per Option Share.

         3.4 Option Amount. The Company may request that the Purchaser purchase Option Shares (each incremental exercise referred to as a "Put Option") in increments of not less than $500,000 or more than $1,000,000 ("Option Amount"), up to the Aggregate Option Amount; provided that the Company shall not exercise a Put Option to the extent that it would result in the Purchaser acquiring, under this Agreement, shares of Common Stock and Warrants to acquire additional shares of Commons stock which would aggregate more than 19.99% of the Company's outstanding shares of common stock as of the date hereof, unless otherwise agreed by the parties hereto.

         3.5 Exercise. For a period of twelve months after the Closing Date, the Company may exercise its Put Options subject to the following conditions:

         (a) Notice. The Company shall provide the Purchaser with written notice of exercise of a Put Option which shall include the Option Amount.

         (b) Time. A Put Option may be exercised only after all the Shares or Option Shares previously purchased by the Purchaser shall have been registered for sale by the Purchaser pursuant to an S-3 Registration (as defined in Section 5 below). Without modifying the effect of the preceding sentence, subsequent Put Options may only be exercised only after the S-3 Registration regarding the Option Shares issued in the previous Put Option has been declared effective, unless otherwise agreed by the Company and the Purchaser.


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         3.6      Warrants to Purchase Common Stock. In connection with each purchase of the Option Shares in this Section 3, at the Option Closing the Company shall issue to the Purchaser, as additional consideration for the purchase of such Option Shares, a warrant substantially in the form of Exhibit A attached hereto (the "Option Warrant"), to purchase the same number of shares of common stock of the Company as is sold pursuant to Section 3.2 above at such Option Closing. The Option Warrant shall be exercisable at a purchase price equal to 133% of the Option Purchase Price for the Option Shares issued at such Option Closing; provided that such exercise shall take place, if at all, within two years from such Option Closing Date.

                                   SECTION 4

               OPTION CLOSING DATES, DELIVERY OF THE OPTION SHARES

         4.1 Option Closing. The closing of each purchase, if any, of the respective Option Shares by the Purchaser ("Option Closing") shall be held at a place and time upon which the Company and the Purchaser shall agree ("Option Closing Date"); provided that the Option Closing Date shall occur no later than ten days after the Company provides the Purchaser with notice in accordance with
Section 3.5(a) above.

         4.2 Delivery. At each respective Option Closing, the Company will deliver to Purchaser a certificate or certificates, registered in the Purchaser's name, representing the Option Shares to be issued to Purchaser at such Option Closing. At each respective Option Closing, delivery of the certificates for the Option Shares will be made against delivery to the Company of the aggregate Option Purchase Price therefore by (i) certified check payable to the Company or (ii) wire transfer of immediately available funds according to the Company's instructions.

                                   SECTION 5

                                S-3 REGISTRATION

         5.1 S-3 Registration. Upon the written request of the Purchaser, within fourteen days after the Closing and within seven days after each respective Option Closing, the Company shall prepare and file with the Securities and Exchange Commission a registration statement covering the Shares, Option Shares and shares of Common Stock that may be acquired by the Purchaser under the Initial Warrant or Option Warrant, as the case may be, issued by the Company to the Purchaser at such Closing or Option Closing, as the case may be. Such registration statement may be on Form S-3 or such other form as shall be available to the Company ("S-3 Registration"). The Company shall use all commercially reasonable efforts to cause each such registration statement to become effective within 45 days after the filing thereof.

         5.2 Registration Expenses. The Company shall bear all expenses incurred in connection with the preparation and filing of the S-3 Registration.

                                   SECTION 6

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the Schedule of Exceptions set forth in Exhibit B attached to this Agreement, the Company hereby represents and warrants to the Purchaser as follows:

         6.1 Corporate Organization and Authority. The Company is a corporation duly organized and existing under and is in good standing under the laws of the State of Delaware. The Company is qualified to do business in South Carolina, has the corporate power and corporate authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted and is


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qualified to do business as a foreign corporation in each jurisdiction required where a failure to so qualify would have a material adverse effect on the Company.

         6.2 Capitalization. As the date hereof, the Company has authorized capital consisting of (i) 60,000,000 shares of common stock, par value $.0001 per share, of which 30,022,893 shares are issued and outstanding, and (ii) 5,000,000 shares of preferred stock, par value $.0001 per share, none of which are issued and outstanding.

         6.3 Governmental Consents. Other than the filing and effectiveness of the S-3 Registration, no consent, approval order or authorization of or registration, qualification, designation, declaration or filing with or exemption by any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality, whether domestic or foreign, is required by or with respect to Company in connection with the execution of this Agreement or the consummation by Company of the transactions contemplated hereby.

         6.4 Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution, delivery and performance of all obligations under this Agreement and for the sale, issuance and delivery of the Shares has been taken or will be taken prior to the Closing. This Agreement, when executed and delivered by the Company, will constitute the legally binding and valid obligation of the Company, enforceable in accordance with its terms.

         6.5 Validity of Shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration expressed in this Agreement, shall be duly and validly issued (including, without limitation, issued in compliance with applicable federal and state securities laws, assuming the accuracy of the representations and warranties of the Purchaser set forth herein), fully-paid and non-assessable and free and clear of all liens and encumbrances (other than those, if any, created or imposed by the Purchaser).

         6.6 Financial Statements. The financial statements included in the 1999 Annual Report on Form 10-K and the Quarterly Report on Form 10-Q for the quarter ended March 30, 2000 filed by the Company accurately reflect, in all material respects, the financial position of the Company as of the respective dates of such financial statements.

         6.7 Intellectual Property. The Company has sufficient title and ownership of, or license rights to, all patents, trademarks, service marks, trade names, copyrights and trade secrets ("Intellectual Property") that are material and necessary for the operation of its business as presently conducted. The Company has not received any material communications alleging that the Company has violated or by conducting its business would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets or other intellectual property rights of any other person or entity. The Company has not granted any license or option or entered into any agreement of any kind with respect to the use of the Intellectual Property owned by it, other than licenses and sales of its products and services made in the ordinary course of its business. Other than the disclosed third party request for re-examination of U.S. Patents Nos. 580721 and 5940811, the Company has not received notice that any third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company. The Company has taken all necessary action to maintain and protect the Intellectual Property it owns or uses.

         6.8 Litigation. There is no claim, action, suit or proceeding pending, or to the knowledge of the Company threatened, which is reasonably expected to have a material adverse effect on the Company.

         6.9 No Material Adverse Change. Since the filing of the last Quarterly Report of the Company, the Company has conducted its business in the ordinary course and there has not been any material adverse change to the business of the Company.


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         6.10     Recent Transactions. The Company has not engaged in the last three months in any substantive and meaningful discussion (i) with any representative of any corporation or corporations regarding the consolidation or merger of the Company with or into any such corporation or corporations, (ii) with any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the Company or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of, or (iii) regarding any similar form of acquisition, liquidation, dissolution or winding up of the Company.

         6.11 Disclosure. This Agreement, the schedules and exhibits attached hereto and any other written statements or certificates provided to the Purchaser pursuant to the terms hereof do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made herein or therein not misleading.

                                   SECTION 7

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         Purchaser hereby represents and warrants to the Company as follows:

         7.1 Experience. Purchaser has substantial experience in evaluating and investing in private placement transactions so that Purchaser is capable of evaluating the merits and risks of Purchaser's investment in the Company. Purchaser, by reason of its business or financial experience or the business or financial experience of its professional advisors who are unaffiliated with and who are not compensated by the Company or any affiliate or selling agent of the Company, directly or indirectly, has the capacity to protect its own interests in connection with the purchase of the shares of common stock under this Agreement. Purchaser is an "accredited investor," as such term is defined under the Securities Act of 1933, as amended (the "Securities Act").

         7.2 Investment. Purchaser is acquiring the Shares for investment in accordance with this Agreement, for Purchaser's own account, not as a nominee or agent for any other person, and not with the view to, or for resale in connection with, any distribution thereof. Purchaser has not been formed for the specific purpose of acquiring the Shares. The Purchaser understands that the shares of common stock issuable hereunder and under the Warrants have not been registered under the Securities Act or any state securities laws, by reason of their issuance by the Company in a transaction exempt from the registration requirements thereof, and that they may not be transferred, sold or disposed of unless such transaction is registered under the Securities Act and applicable securities laws or there is an exemption from registration available. A legend setting forth the above restrictions shall be placed on the certificate evidencing the Shares and the Option Shares.

         7.3 Access to Data. Purchaser and its representatives have met with representatives of the Company and have had the opportunity to ask questions of, and receive answers from, said representatives concerning the Company and the terms and conditions of this transaction as well as to obtain any information requested by Purchaser. Any questions raised by Purchaser or its representatives concerning the transaction have been answered to the satisfaction of Purchaser and its representatives. Purchaser's decision to purchase the Shares is based on its own evaluation of the risks and merits of the purchase and the Company's proposed business activities.

         7.4 Organization; Authorization. Purchaser is a corporation duly organized and existing and is in good standing under the laws of the State of Nevada. All corporate action on the part of Purchaser, its officers, directors and stockholders necessary for the authorization, execution, delivery and performance of all obligations under this Agreement and for the purchase of shares of common stock hereunder have been taken. No consent, approval order or authorization of or registration, qualification, designation, declaration or filing with or exemption by any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality, whether domestic or foreign, is required by or with respect to Purchaser in connection with the execution of this Agreement or the


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consummation by Purchaser of the transactions contemplated hereby. This
Agreement when executed and delivered by the Purchaser will constitute a valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms.

                                   SECTION 8

                       CONDITIONS TO CLOSING OF PURCHASER

         Purchaser's obligation to purchase the Shares at the Closing is, at the option of the Purchaser, subject to the fulfillment or waiver as of the Closing Date of the following conditions:

         8.1 Representations and Warranties Correct. The representations and warranties made by the Company in Section 6 of this Agreement shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of said date.

         8.2 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects.

                                   SECTION 9

                        CONDITIONS TO CLOSING OF COMPANY

         The Company's obligation to sell and issue the Shares and the Initial Warrant at the Closing is, at the option of the Company, subject to the fulfillment or waiver of the following conditions:

         9.1 Representations and Warranties Correct. The representations and warranties made by Purchaser in Section 7 of this Agreement shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of said date.

         9.2 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Purchaser on or prior to the Closing Date shall have been performed or complied with in all material respects.

                                   SECTION 10

                    CONDITIONS TO OPTION CLOSING OF PURCHASER

         Purchaser's obligation to purchase the Option Shares at the Option Closing is, at the option of the Purchaser, subject to the fulfillment or waiver as of the Option Closing Date of the following conditions:

         10.1 Due Diligence. The Purchaser shall have completed its due diligence investigations, which due diligence shall be completed within ninety days from the date hereof, for the purpose of determining whether it desires to make further investments in the Company. The outcome of such due diligence investigation shall be satisfactory to the Purchaser. Unless the Purchaser shall have otherwise notified the Company in writing on or before the 90th day after the date hereof, this condition shall be deemed to be satisfied.

         10.2 S-3 Registration. The S-3 Registration, pursuant to Section 5, for all previously issued Shares, Option Shares and share of common stock covered by all previously issued Warrants shall have been effected.


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         10.3     Representations and Warranties Correct. The Company shall
deliver a certificate to the Purchaser, signed by a duly authorized officer, stating that the representations and warranties made by the Company in Section 6 of this Agreement were true and correct in all material respects when made, and are still true and correct in all material respects on the Option Closing Date with the same force and effect as if they had been made on and as of said date.

         10.4 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Option Closing Date shall have been performed or complied with in all material respects.

                                   SECTION 11

                     CONDITIONS TO OPTION CLOSING OF COMPANY

         The Company's obligation to sell and issue the Option Shares and the Option Warrants at each Option Closing is, at the option of the Company, subject to the fulfillment or waiver of the following conditions:

         11.1 Representations and Warranties Correct. The Purchaser shall deliver a certificate to the Company, signed by a duly authorized officer, stating that the representations and warranties made by Purchaser in Section 7 of this Agreement were true and correct in all material respects when made, and are still true and correct in all material respects on each Option Closing Date with the same force and effect as if they had been made on and as of said date.

         11.2 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Purchaser on or prior to the Option Closing Date shall have been performed or complied with in all material respects.

                                   SECTION 12

                      AFFIRMATIVE COVENANTS OF THE COMPANY

         12.1 Right to Discussions with Officers. Purchaser shall have the right, at its expense, to discuss the affairs, finances and accounts of the Company with the Company's officers, all at such reasonable times and as often as may be reasonably requested; provided, however, that the Company shall not be obligated to provide any information that the Board of Directors reasonably considers to be a trade secret or to contain confidential information.

                                   SECTION 13

                               BOARD OF DIRECTORS

         13.1 Election of Directors. The Company covenants and agrees to use its diligent best efforts to cause the election of a representative of the Purchaser to the Board of Directors of the Company, upon the occurrence of the earlier of (i) Purchaser has purchased all Shares and Option Shares up to the Aggregate Option Amount, or (ii) Purchaser has acquired 19.99% of the Company's outstanding common stock pursuant hereto. Such representative shall be reasonably acceptable to the Board of Directors of the Company.


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                                   SECTION 14

                                  MISCELLANEOUS

         14.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Washington without giving effect to the conflicts of laws principles thereof. Venue shall be deemed proper in King County, Washington.

         14.2 Expenses. Except as otherwise provided herein, the Company and the Purchaser shall each bear their own expenses incurred on their behalf with respect to this Agreement and the transactions contemplated hereby.

         14.3 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

         14.4 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.


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         The foregoing COMMON STOCK PURCHASE AGREEMENT is hereby executed as of the date first above written.



                                    "COMPANY"

                                    AFFINITY TECHNOLOGY GROUP, INC.
                                    A Delaware corporation

                                    By:
                                        ---------------------------
                                    Title:
                                          -------------------------


                                    "PURCHASER"

                                    REDMOND FUND, INC.
                                    A Nevada Corporation

                                    By:
                                        ---------------------------
                                    Title:
                                          -------------------------


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